EXHIBIT D.3.1

Dennis L. Keschl, Administrative Director
Maine Public Utilities Commission
242 State Street
State House Station 18
Augusta, ME 04333-0018

Dear Mr. Keschl:

	I write on behalf of Public Service Company of New Hampshire ("PSNH") to request an exemption, pursuant to Section 708(2)(A), from the approval requirements for a reorganization that will occur upon the acquisition by merger of PSNH's parent, Northeast Utilities ("NU"), by Consolidated Edison, Inc. ("CEI"). The merger transaction is described in detail in Attachment A, which is a copy of the text of the Joint Petition seeking approval of this merger by the New Hampshire Public Utilities Commission.

	This Commission has historically granted exemptions to PSNH for various reorganizations and the issuance of securities. Recent examples include
Docket No. 90-093, the proceeding involving PSNH's bankruptcy Plan of Reorganization, and Docket No. 98-182, wherein the Commission by Order dated March 31, 1998 exempted PSNH from the approval requirements of Section 708, 901 and 1101 for any "issuance of securities, including the granting of any mortgage on or security interest in PSNH's properties in Maine or elsewhere...so long as PSNH is incorporated under the laws of a state other than the State of Maine and the issuance is approved by the agency regulating public utilities in that state." Exemptions from the Section 708 approval requirements are particularly appropriate in the case of PSNH, because the company's contacts with the State of Maine are extremely limited. PSNH does not provide retail electric service to any customers in Maine. While PSNH does own and operate certain properties in Maine, but it receives no compensation in Maine from retail electric sales or as a result of the properties which it owns in this state. PSNH is incorporated in New
Hampshire, and the acquisition by merger of NU and CEI will be reviewed by the New Hampshire Public Utilities Commission, as well as other regulatory agencies including the New York State Public Service Commission and the
Federal Energy Regulatory Commission. Simply put, there are no ratepayers in Maine that could possibly be adversely affected by a Section 708 reorganization at the Company's parent's level, and this transaction should accordingly be exempted from those approval requirements.

	For the reasons set forth above, PSNH requests that the Commission issue an order, if at all possible by March 31, 2000, as follows:

The acquisition by merger of Public Service Company of New
Hampshire's parent, Northeast Utilities, by Consolidated Edison,
Inc. shall not require approval of this Commission under 35-A
M.R.S.A. Section 708 or otherwise so long as the transaction is approved by the agency regulating public utilities in the state in which Public Service Company of New Hampshire is incorporated.

	In the alternative, PSNH requests approval of the transaction under
Section 708.

	I appreciate the Commission's attention to this request. If you need further information, please do not hesitate to contact me.

							Sincerely,


							/s/Jerrol A. Crouter

cc:	Catherine E. Shively, Esq.
	Public Advocate

E-mail: jcrouter@dwmlaw.com


EXHIBIT D.3.2N - MAINE ORDER




STATE OF MAINE 	Docket No. 2000-46
PUBLIC UTILITIES COMMISSION



	March 17, 2000



PUBLIC SERVICE COMPANY OF 	ORDER
NEW HAMPSHIRE ET AL.
Request For Exemption of Chapter
708(2)(A)



WELCH, Chairman; NUGENT, and DIAMOND Commissioners

1. 	SUMMARY

	In this Order we approve the merger of Northeast Utilities, parent company of Public Service of New Hampshire (PSNH) with Consolidated Edison, Inc., on the condition that the New Hampshire Public Utilities Commission and the Federal Energy Regulatory Commission approve the merger.

II.	DISCUSSION and DECISION

	On January 19, 2000, PSNH asked the Commission to issue an order finding that the acquisition by merger of PSNH's parent, Northeast Utilities, by Consolidated Edison, Inc. does not require approval under 35-A M.R.S.A.
Section 708, as long as the New Hampshire Public Utilities Commission approves the merger. In the alternative, PSNH requests approval of the merger under 35-A M.R.S.A. Section 708. PSNH makes this request because it owns property in Maine, which is defined as "transmission and distribution plant" under 35-A M.R.S.A. Section 102(20-A). This primarily consists of transmission lines (see letter attached as Attachment 1 to this Order).1 As an owner of transmission and distribution plant within Maine, PSNH is a public utility subject to the requirements of Title 35-A, including the reorganization statute, section 708.

	The Commission may approve a reorganization of a Maine utility if "the reorganization is consistent with the interests of the utility's ratepayers and investors." Also in approving any reorganization, the Commission must assure that "the ability of the utility to provide safe, reasonable and adequate service is not impaired." 35-A M.R.S.A. Section 708(2)(A)(4).

	PSNH's contacts with the state of Maine are extremely limited. While it owns and operates certain transmission and distribution plant in Maine, it does not provide retail service to any customers in Maine nor does it receive any compensation in Maine as a result of the properties it owns in Maine. Our primary interest is in assuring that PSNH maintains its T&D plant in Maine in a safe and reasonable manner.

	Because PSNH's contacts are so limited, we believe we can adequately discharge our responsibilities under section 708 by approving the merger upon the condition that the merger be approved by the New Hampshire Public Utilities Commission and the Federal Energy Regulatory Commission. The merged utility will continue to be responsible for managing its T&D plant in Maine in a safe and reasonable manner and in accordance with the National Electric Safety Code, as required by 35-A M.R.S.A. Section 2305-A(2).

	Accordingly, we approve the merger of Northeast Utility with Consolidated Edison, Inc. on the condition that the merger is approved by the New Hampshire Public Utilities Commission and Federal Energy Regulatory Commission, as described in this Order.

Dated at Augusta, Maine, this 17th day of March, 2000.

BY ORDER OF THE COMMISSION




____________________________________
Dennis L. Keschl
Administrative Director




COMMISSIONERS VOTING FOR: Welch
					Nugent
					Diamond


NOTICE OF RIGHTS TO REVIEW OR APPEAL

	5 M.R.S.A. Section 9061 requires the Public Utilities Commission to give each party to an adjudicatory proceeding written notice of the party's rights to review or appeal of its decision made at the conclusion of the adjudicatory proceeding. The methods of review or appeal of PUC decisions at the conclusion of an adjudicatory proceeding are as follows:

	1 . 	Reconsideration of the Commission's Order may be requested under
Section 1004 of the Commission's Rules of Practice and Procedure (65-407
C.M.R. 110) within 20 days of the date of the Order by filing a petition with the Commission stating the grounds upon which reconsideration is sought.

	2. 	Appeal of a final decision of the Commission may be taken to. the
Law Court by filing, within 30 days of the date of the Order, a Notice of Appeal with the Administrative Director of the Commission, pursuant to 35-A M.R.S.A. Section 1320 (1)-(4) and the Maine Rules of Civil Procedure, Rule 73 et seq.

	3. 	Additional court review of constitutional issues or issues
involving the justness or reasonableness of rates may be had by the filing of an appeal with the Law Court, pursuant to 35-A M.R.S.A. Section 1320 (5).

Note: 	The attachment of this Notice to a document does not indicate the
Commission's view that the particular document may be subject to review or appeal. Similarly, the failure of the Commission to attach a copy of this Notice to a document does not indicate the Commission's view that the document is not subject to review or appeal.

1 The various generating facilities owned by PSNH in Maine are no longer electric plant subject to our jurisdiction. See 35-A M.R.S.A. Section 102(6-
A).